As filed with the Securities and Exchange Commission on October 1, 1999
                                                    Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                      ------------------------------------



                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                      ------------------------------------


                              DATATEC SYSTEMS, INC.
             (Exact name of Registrant as specified in its charter)

            Delaware                                    94-2914253
 (State or other jurisdiction of                     (I.R.S. Employer
 Incorporation or organization)                   Identification Number)

                                20C Commerce Way
                            Totowa, New Jersey 07512
                                 (973) 890-4800
                      ------------------------------------
               (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                  Isaac J. Gaon
                             Chief Executive Officer
                              Datatec Systems, Inc.
                                20C Commerce Way
                            Totowa, New Jersey 07512
                                 (973) 890-4800
      (Name, address and telephone number of agent for service of process)
                      ------------------------------------


                                   Copies to:

                            Robert H. Friedman, Esq.
                 Olshan Grundman Frome Rosenzweig & Wolosky LLP
                                 505 Park Avenue
                            New York, New York 10022
                                 (212) 753-7200

                      ------------------------------------


   Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

                      ------------------------------------


         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. /X/

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

CALCULATION OF REGISTRATION FEE
================================================================================

                                                       Proposed            Proposed
                                                       Maximum             Maximum
Title of Each Class of             Amount to be     Offering Price    Aggregate Offering         Amount of
Securities to be Registered         Registered        Per Share             Price             Registration Fee
Common Stock, $.001 par value         533,334           $2.56           $1,365,335.00              $379.56
   Total.............................................................................              $379.56

================================================================================


(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended (the "Securities Act"), based upon the per share average of high and low sales prices of Common Stock on the Nasdaq Small-Cap Market on September 28, 1999.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE, AND WE MAY CHANGE IT. OUR STOCKHOLDERS MAY NOT SELL THESE SHARES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SHARES. IT IS NOT SOLICITING AN OFFER TO BUY THESE SHARES IN ANY STATE WHERE THEY DO NOT PERMIT THE OFFER OR SALE.



                  SUBJECT TO COMPLETION, DATED __________, 1999

PROSPECTUS

                         533,334 SHARES OF COMMON STOCK

                              DATATEC SYSTEMS, INC.


         The selling stockholders listed in this prospectus are offering and selling up to 533,334 shares of common stock of Datatec Systems, Inc. We will not receive any of the proceeds from such sale.

         Our common stock is listed on the NASDAQ Small-Cap Market under the symbol "DATC." The last reported bid price for the common stock on September 30, 1999 was $2.44 per share.

         The selling stockholders may offer their shares of common stock through public or private transactions in the over-the-counter markets, on or off the United States exchanges, at prevailing market prices or at privately negotiated prices.

--------------------------------------------------------------------------------

     This investment involves risk. See "Risk Factors" beginning at page 2.

--------------------------------------------------------------------------------





--------------------------------------------------------------------------------

Neither the Securities and Exchange Commission nor any State securities commission has determined whether this prospectus is truthful or complete. They have not made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------








                    The date of this prospectus is [ ], 1999.

                                  RISK FACTORS

         The purchase of our common stock involves a high degree of risk. You should carefully consider the following risk factors and the other information in this prospectus before deciding to invest in such common stock.

We Have Incurred Operating Losses in Our Business

         We have incurred a net loss of approximately $506,000 for the fiscal year ended April 30, 1999, a net loss of approximately $4.0 million for the fiscal year ended April 30, 1998, and a net loss of approximately $5.5 million for the fiscal year ended April 30, 1997. We may not generate sufficient revenues to meet our expenses or to operate profitably in the future.

Our Liquidity is Limited

         As of July 31, 1999 we had cash and cash equivalents of $124,000. In addition, although our working capital was approximately $2.7 million at July 31, 1999, $2.3 million at April 30, 1999, and $1.0 million at April 30, 1998, we have a history of limited working capital. At April 30, 1997, we had a working capital deficiency of approximately $3.0 million. We anticipate, based on currently proposed plans and assumptions relating to our operations, that our existing capital resources will be sufficient to satisfy our anticipated cash requirements for at least 12 months. In the event that our plans change or our assumptions change or prove to be inaccurate, we will be required to seek additional financing to finance our working capital requirements. There can be no assurance that any additional financing, if required, will be available to us on acceptable terms, if at all. As of July 31, 1999, we had availability of approximately $500,000 under our existing borrowing agreements.

We Have Risks Resulting From Significant Amounts of Debt

         As of July 31, 1999, we had outstanding debt of approximately $13.7 million. Our level of debt and the limitations imposed on us by our existing or future debt agreements could have important consequences on our business and future prospects, including the following:

         o        We may not be able to obtain necessary financing in the future
                  for  working  capital,  capital  expenditures,   debt  service
                  requirements or other purposes.

         o Our less leveraged competitors could have a competitive advantage because they have greater flexibility to utilize their cash flow to improve their operations.

         o We could be more vulnerable in the event of a downturn in our business that would leave us less able to take advantage of significant business opportunities and to react to changes in market or industry conditions.

Our Operating Results May Fluctuate

         Our quarterly operating results have varied in the past, and may vary significantly in the future, depending on factors that include the following:

         o        market acceptance of new or enhanced versions of our services;

         o changes in our customer mix and changes in the level of our operating expenses;

         o        the gain or loss of significant customers; and

         o personnel changes and economic conditions in general and in the information technology industry in particular.

Any unfavorable change in these or other factors could have a material adverse effect on our operating results for a particular quarter. Changes in such factors also makes the prediction of revenue and results of operations on a quarterly basis difficult, and performance forecasts derived from such predictions unreliable.

         We  have   also   experienced   large   fluctuations   in  sales   from
quarter-to-quarter due to substantial sales to customers in the retailing industry. Typically, these customers delay improvements and enhancements during the fourth quarter of the calendar year to avoid costly interruptions during the holiday sales season. In addition, a substantial portion of our operating expenses are related to personnel, facilities, inventory, equipment and marketing programs. The level of spending for such expenses cannot be adjusted quickly and is therefore fixed in the short term. The level of these expenses is based, in significant part, on our expectations of future revenue on a quarterly basis. If actual revenue levels on a quarterly basis are below management's expectations, results of operations are likely to be adversely affected because only a small amount of our expenses varies with our revenue in the short term.

We Face Certain Risks Associated with Large Projects

         Due to the nature and size of implementation projects that we are now pursuing, there is a longer lead time between the initiation of prospective business and the consummation of a transaction, if any. As such, there are likely to be substantial fluctuations in sales volume from month-to-month and quarter-to-quarter. The fluctuations in our operating results increases our risk of failure, especially given our present level of working capital. As a result, if we experience lower than expected sales volume for an extended period of time, it may have a material adverse effect on our business, financial condition and results of operations.

Our Business Is Very Competitive and Increased Competition Could Have a Significant Impact On Our Earnings

         We compete with a number of other companies involved in the design, configuration, installation, integration, deployment and servicing of computer networking technologies. The market for such services is highly fragmented, intensely competitive and rapidly changing. Some of our competitors have significantly greater resources and better brand-name recognition than us. In addition, there are relatively low barriers to entry in these markets and new competition may arise either from expansion by established companies or from new emerging companies. Increased competition may result in pressure for price reductions and related reductions in gross margins and market share. In addition to direct competition, we face indirect competition from our existing and potential future customers, many of which internally design, integrate and deploy their own technologies for their particular needs, and therefore may be reluctant to use services offered by independent providers such as us. We may not be able to successfully compete against current and future competitors.

         The following are the competitive factors that we believe will be significant on our ability to compete successfully:

         o To achieve our goal of larger market share, we must continue to enhance our existing services, introduce new service offerings, recruit and train additional deployment and engineering staff, and recruit and train sales and marketing professionals.

         o We believe that our ability to increase profit margins depends upon a number of factors both within and beyond our control, including performance, price, quality and breadth of services.

         o We believe that our ability to successfully educate prospective customers as to the advantages of our services is vital to the recruitment of companies who internally design, integrate and deploy their own technologies for their particular needs.

We Depend on Strategic Alliances and Indirect Customers

         A major part of our growth strategy is to market our services in part through indirect customers and strategic alliances with systems manufacturers, systems integrators, independent software developers/distributors, and telecommunications carriers, that utilize our services to provide joint solutions to customers. For example, we have entered into a non-exclusive agreement with Cisco Systems, Inc., pursuant to which we have agreed to provide implementation services to customers of Cisco. Cisco may terminate its agreement with us at any time, with or without cause. Termination of the Cisco agreement, or any similar agreement, may have a material adverse effect on our business, financial condition and results of operations. Because we utilize and will continue to utilize indirect customers and strategic alliances as a significant distribution channel, we are subject to the risk that our indirect customers or strategic partners will discontinue or decrease their use of our services for reasons unrelated to the quality or price of, or demand for, our services. We are also subject to the risk that the demand for products and services sold by our indirect customers or strategic partners will decline, which could have a material adverse effect on our business, financial condition and results of operations.

We Depend on Certain Significant Customers

         During each of the past two fiscal years and through three quarters of this past fiscal year, sales of our services to a limited number of customers have accounted for a substantial percentage of our total net sales. Our 15 largest customers accounted for approximately 52% of our total net sales for the year ended April 30, 1998, approximately 57% of our total net sales for the year ended April 30, 1999 and approximately 71% of our total net sales for the three months ended July 31, 1999. This concentration of customers can cause our net sales and earnings to fluctuate from quarter-to-quarter, based on the requirements of our customers and the timing of delivery of services. Although we believe we have good relationships with our largest customers and have in the past received a substantial portion of our revenues from repeat business with established customers, none of our major customers have any obligation to purchase additional services. Therefore, we can not assure you that any of our major customers will continue to purchase new services in amounts similar to previous years. Although the particular customers are likely to change from period to period, we believe that large orders from a limited number of customers will continue to account for a substantial portion of our revenues in any fiscal period. In any period, the unexpected loss of or decline in net sales from a major customer, or the failure to generate significant revenues from other customers, could have a material adverse effect on our business, financial condition and results of operations.

Backlog is an Unreliable Measure of Future Sales

         Backlog for our services as of July 31, 1999 totaled approximately $55.5 million. Backlog consists of purchase orders, written agreements and other oral agreements with customers for which a customer has scheduled the provision of services within the next 12 months. Orders included in backlog may be canceled or rescheduled by customers without penalty. A variety of conditions, both specific to the individual customer and generally affecting the customer's industry, may cause customers to cancel, reduce or delay orders that were previously made or anticipated. We cannot assure the timely replacement of canceled, delayed or reduced orders. Significant or numerous cancellations, reductions or delays in orders by a customer or group of customers could materially adversely affect our business, financial condition and results of operations. Backlog should not be relied upon as indicative of our revenues for any future period.

We Face Risks of Expansion

         Recently, we have expanded our operations through several acquisitions, which has placed significant demands on our administrative, operational and financial personnel and systems. Additional expansion may further strain our management, financial and other resources. Our systems, procedures, controls and existing space may not be adequate to support expansion of our operations. Our future operating results will substantially depend on the ability of our officers and key employees to manage changing business conditions and to implement and improve our operational and financial control and our reporting systems. If we are unable to respond to and manage changing business conditions, the quality of our services, our ability to retain key personnel and the results of our operations could be materially adversely affected.

We are Dependent on Certain Key Personnel

         Our success depends in large part upon the abilities of our senior management, including, Isaac Gaon, our Chairman of the Board and Chief Executive Officer and Christopher Carey, our President. The loss of the services of any of these members of senior management could have a material adverse effect on our business. We have employment agreements with Messrs. Gaon and Carey each of which expire on April 30, 2000. Each of these employment agreements may be terminated by us for cause or by the employee for good reason. Our future success and growth also depends on our ability to continue to attract, motivate and retain highly qualified employees, including those with the technical, managerial, sales and marketing expertise necessary to operate our business. Competition for personnel in the configuration, integration and deployment services industry is intense, and we cannot assure you that we will be successful in attracting and retaining such personnel. Departures and additions of key personnel may be disruptive to our business and could have a material adverse effect on our business, financial condition and results of operations.

We Depend Upon Unionized Labor

         A substantial portion of our deployment force is employed under contracts with the International Brotherhood of Electrical Workers and the International Brotherhood of Electrical Workers Local 1430 (collectively, the "IBEW"). Our union employees are responsible for the deployment of our services. Any work stoppages or other labor disturbances could have a material adverse effect on our business, financial condition and results of operations.

Our Products and Services Have Limited Proprietary Protection

         Most of our intellectual property consists of proprietary or confidential information that is not subject to patent protection. Existing trade secret laws offer only limited protection. The steps that we have taken to protect these proprietary rights may not be adequate to deter misappropriation.

         Although we do not believe that we are infringing the intellectual property rights of others, there can be no assurance that such claims will not be asserted. Any such litigation could be costly and divert management's attention, either of which could have a material adverse effect on our business, financial condition and results of operations. Adverse determinations in such litigation could result in the loss of our proprietary rights, subject us to significant liabilities, require us to seek licenses from third parties or prevent us from selling our services, any one of which would have a material adverse effect on our business, financial conditions and results of operations.

Our Common Stock Prices Are Volatile

         The market price of our common stock is very volatile, with per share closing bids ranging from a low of approximately $2.03 to a high of approximately $6.06 over the period from May 1, 1998 to July 31, 1999. Announcements by us or by our competitors of technological or other innovations for new commercial products or services developments concerning propriety rights or governmental regulations, changes in financial estimates by securities analysts, or general conditions in the economy or the market for our services, some of which may be unrelated to our performance and beyond our control, may have a significant effect on our business and on the market price of our securities. Sales of a substantial number of shares by existing security holders could also have an adverse effect on the market price of our securities. The stocks of many technology companies have experienced extreme price and volume fluctuations unrelated to the operating performance of those companies.

We Could Be Adversely Affected If Year 2000 Problems Are Significant

         As with many companies, we are dependent upon complex computer systems for many phases of our operations, including sales and distribution. Many existing computer programs use only two digits to identify a year in the date field. These programs were designed and developed without considering the impact of the upcoming change in the century. If not corrected, many computer applications could fail or create erroneous results by or at the year 2000 (that is, read the year 2000 as "1900"). We have commenced a program intended to timely identify, mitigate and/or pursue our compliance and the compliance of our suppliers, creditors and financial service organizations. In addition, we are developing and evaluating contingency plans intending to mitigate the possible disruption in our business operations that may result from the year 2000 issue. Contingency plans may include increasing inventories of critical supplies prior to December 31, 1999 and securing alternate sources of supply. It is not possible, at present to quantify the overall cost of this work, or the financial effect of the year 2000 issue on us if it is not timely resolved. Although we presently believe that the cost of addressing this issue will not have a material effect on our current financial position, we cannot assure this.

Our Ability to Issue Preferred Stock Could Hurt Holders of Common Stock

         Our Certificate of Incorporation authorizes the issuance of a maximum of 4,000,000 shares of preferred stock. There are currently issued and outstanding 120 Series E Preferred Shares. The holders of the Series E Preferred Shares are not entitled to receive dividends but are entitled to a preferential distribution on liquidation of the Company. In addition, we may be required to redeem the Series E Preferred Shares under certain circumstances. The Series E Preferred Shares are convertible into Common Stock in accordance with the Certificate of Designation. Except as required under Delaware law, holders of the Series E Preferred Shares are not entitled to vote on any matter submitted to the stockholders, provided, however, that the affirmative vote of not less two-thirds of the holders of the outstanding Series E Preferred Shares, is required as to any change to the Certificate of Designations or our Certificate of Incorporation which would amend, change or repeal any of the powers, designations, preferences or rights given to the Series E Preferred Shares. If additional shares of preferred stock are issued in the future, the terms of a series of preferred stock may be set by our board of directors without approval by our stockholders. Such terms could include, among others, preferences as to dividends, distributions on liquidation and enhanced voting rights. The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The ability of our board of directors to issue preferred stock could have the effect of delaying, deferring or preventing a change of control or the removal of existing management. As a result, it could prevent our stockholders from being paid a premium over the market value for their shares of common stock.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York or Chicago, Illinois. You may obtain further information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet at the SEC's website at http://www.sec.gov. You may also request copies of such documents, upon payment of a duplicating fee, by writing to the SEC at 450 Fifth Street, N.W.,
Washington, D.C. 20549. Reports and other information regarding our NASDAQ listing may be inspected at the offices of NASDAQ at 1735 K Street, N.W., Washington, D.C. 20006 or over the Internet at NASDAQ's website at http://www.nasdaq.com.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         Datatec Systems, Inc. has filed with the Securities and Exchange Commission, a registration statement on Form S-3 under the Securities Act of 1933, covering the securities offered by this prospectus. This prospectus does not contain all of the information that you can find in our registration statement and the exhibits to the registration statement.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934.

         (a) Our Annual Report on Form 10-K, for the year ended April 30, 1999; and

         (b) Our Quarterly Report on Form 10-Q, for the quarter ended July 31, 1999; and

         (c) The description of our common stock contained in our registration statement on Form 8-A filed May 2, 1996, including any amendments or reports filed for the purpose of updating such descriptions.

         You may request a copy of these filings, at no cost, by writing or telephoning us at Datatec Systems, Inc., 20C Commerce Way, Totowa, New Jersey 07512, Attention: Chief Financial Officer, telephone (973) 890-4800.

                              ABOUT DATATEC SYSTEMS

         Datatec Systems, Inc. and its subsidiaries are in the business of providing rapid and accurate technology deployment services and licensing software tools to support enterprises in the delivery of complex information technology.

         Our deployment services include the following:

         o Configuration- the process of "customizing" network devices such as routers, switches, servers, workstations to meet the specific needs of the user;

         o Integration- the process of ensuring that devices installed on a network are compatible with the topology of the network and all legacy systems; and

         o Installation- the physical process of installing technology on networks.

         In order to provide high quality, consistent, rapid and cost effective results, we have developed an implementation model consisting of:

         o The utilization of a web-based software tool called e-Deploy.com, which includes the Integrator's Workbench Product Series, that provides pricing, assessment, design and project management automation and enhances the speed and accuracy of the deployment process;

         o The employment of a field deployment team throughout the United States and Canada that is capable of delivering complex technologies, which include computing platform, cabling, and infrastructure;

         o The application of five staging and configuration centers, to conduct numerous installation activities including receipt and tracking of project components, assembly, testing, verification, documentation and configuration and integration of hardware and software components. By conducting these activities at our staging centers, and utilizing, where applicable, the Integrator's Workbench software tools, we are able to prepare and roll-out project components so that they arrive at a customer site in a "plug and play" state.

         Our marketing efforts are focused towards organizations that require more complex solutions from a technical, geographic dispersion, or time sensitive point of view. We believe that these more complex, multi-site deployments have significantly less competitive pressures, and generate higher proposal close rates and gross margins than deployments with less complexity and/or geographic dispersion. Our services are marketed directly through our sales force and indirectly through systems manufacturers, systems integrators, independent software vendors and telecommunications carriers. We operate out of 19 offices and have a field deployment team of approximately 390 people. Our deployment capabilities permit us to conduct multiple simultaneous large-scale deployments for

Fortune 2000 end-user customers and technology providers across the United States and Canada and allow technology providers to enhance the "absorption" of their products in the marketplace onto increasingly complex networks and information technology environments. We expect to generate increasing revenues from licensing our e-Deploy.com web-based software tool through our subsidiary called e-Deploy.com, Inc. during the fiscal year ending April 30, 2000.

         Our executive offices are located at 20C Commerce Way, Totowa, New Jersey 07512 and our telephone number is (973) 890-4800.

                                 USE OF PROCEEDS

         The shares of common stock offered hereby are being registered for the account of selling stockholders. All net proceeds from the sale of the common stock will go to the stockholders who offer and sell their shares. Accordingly, we will not receive any part of the proceeds from such sales.

                              SELLING STOCKHOLDERS

         The selling stockholders have informed us that the name, address, maximum number of shares of common stock to be sold and total number of shares of common stock which each selling stockholder owns are as set forth in the following table. The selling stockholders may sell all or part of their shares of common stock registered pursuant to this prospectus.


                                         Number of
                                         Shares of              Maximum
                                        Common Stock           Number of
                                        Beneficially          Shares to be       Shares Beneficially
                                       Owned Prior to         Offered for            Owned After
Name and Address(1)                     Offering(2)             Resale                Offering(3)
------------------------------      ------------------      ----------------   ---------------------
                                                                                   Number    Percent
                                                                                   ------    -------
The Fernleigh Foundation                   66,000                40,000           26,000        *
The Clark Foundation                      449,000               250,000          199,000        *
The Scriven Foundation                    131,000                60,000           71,000        *
The Mary Imogene Bassett
Hospital                                   24,000                12,000           12,000        *
The Mary Imogene Bassett
Hospital - SCC Research Fund               37,800                19,000           18,800        *
The Farmers' Museum, Inc.                  75,000                30,000           45,000        *
Trust for Martin Peretz, 1976               9,500                 5,000            4,500        *


                                         Number of
                                         Shares of              Maximum
                                        Common Stock           Number of
                                        Beneficially          Shares to be       Shares Beneficially
                                       Owned Prior to         Offered for            Owned After
Name and Address(1)                     Offering(2)             Resale                Offering(3)
------------------------------      ------------------      ----------------   ---------------------
                                                                                   Number    Percent
                                                                                   ------    -------

Trust for Anne L. Peretz, 1944             45,000                20,000          25,000          *
Edmund S. Twining III                      28,000                14,000          14,000          *
Trust for Dorothy Potter Boardman          34,000                15,000          19,000          *
Jane F. Clark                             160,434                68,334          92,100          *

-------------------
*        Less than one percent.

(1) Unless stated otherwise, the address for each, of the selling stockholders is c/o the Clark Estates, Inc., One Rockefeller Plaza, Suite 3100, New York, New York 10020.
(2) The calculation of shares of common stock beneficially owned was determined in accordance with Rule 13d-3 of the Exchange Act.
(3) Assumes that all common stock offered by the selling stockholders is sold.

         Our registration of the shares included in this prospectus does not necessarily mean that the selling stockholders will opt to sell any of the shares offered hereby. The shares covered by this prospectus may be sold from time to time by the selling stockholders so long as this prospectus remains in effect; provided, however, that the selling stockholders are first required to contact us to confirm that this prospectus is in effect.

                                 TRANSFER AGENT

         The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company, New York, New York.

                              PLAN OF DISTRIBUTION

         This offering is self-underwritten; neither we nor the selling stockholders have employed an underwriter for the sale of common stock by the selling stockholders. The selling stockholders will bear all expenses associated with the sale of the common stock. The securities covered by this prospectus may be sold by or for the account of the selling stockholders or by their pledgees, donees, transferees or other successors in interest (collectively, the "selling stockholders") using this prospectus or under Rule 144 of the Securities Act.

         The selling stockholders may from time to time, sell all or a portion of the shares in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The selling stockholders may offer their shares of common stock at various times in one or more of the following transactions:

         o on any stock exchange on which the shares of common stock may be listed at the time of sale;
         o        in negotiated transactions;
         o        in the over-the-counter market; or
         o        in a combination of any of the above transactions.

         If applicable law requires, we will add a supplement to this prospectus to disclose the specific shares to be sold, the names of the selling stockholders, the public offering prices of the shares to be sold, the names of any agent, dealer or underwriter employed by the selling stockholders in connection with such sale, and any applicable commission or discount with respect to a particular offer.

         In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate in the sales. Brokers or dealers may receive commissions or discounts from the selling stockholders or, if the broker-dealer acts as agent for the purchaser of such shares, from the purchaser in amounts to be negotiated, which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share, and to the extent the broker-dealer is unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholders. Broker-dealers who acquire shares as principal may then resell those shares from time to time in transactions

         o        in the over-the counter market or otherwise;
         o        at prices and on terms then prevailing at the time of sale;
         o        at prices then related to the then-current market price; or
         o        in negotiated transactions.

         The selling stockholders and any broker-dealers that act in connection with the sale of the common stock hereunder might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act; any commissions received by them and any profit on the resale of shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. Any such commissions, as well as other expenses incurred by the selling stockholders and applicable transfer taxes, are payable by the selling stockholders.

         We have not registered or qualified offers and sales of shares of the common stock under the laws of any country, other than the United States. To comply with certain states' securities laws, if applicable, the selling stockholders will offer and sell their shares of common stock in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the selling stockholders may not offer or sell shares of common stock unless we have registered or qualified such shares for sale in such states or we have complied with an available exemption from registration or qualification.

         Any broker-dealer acquiring common stock offered hereby may sell such securities either directly for itself or as an agent, in its normal market-making activities, through or to other brokers or to its customers. Any such sales may be at prices then prevailing on NASDAQ, at prices related to such prevailing market prices or at negotiated prices to its customers or a combination of such methods. The selling stockholders will be subject to applicable provisions of Regulation M under the Exchange Act, which may limit the timing of the purchases and sales of shares of common stock by the selling stockholders.

                                  LEGAL MATTERS

         The legality of the securities offered hereby will be passed upon for us by Olshan Grundman Frome Rosenzweig & Wolosky LLP, New York, New York. Certain members of Olshan Grundman Frome Rosenzweig & Wolosky LLP, hold shares of Common Stock. Mr. Robert Friedman, a director of Datatec Systems, Inc. and a member of such firm also holds options to purchase additional shares of Common Stock.

                                     EXPERTS

         The consolidated financial statements as of April 30, 1999 incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

================================================================================

We have not authorized any person to make a statement that differs from what is in this prospectus. If any person does make a statement that differs from what is in this prospectus, you should not rely on it. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state in which the offer or sale is not permitted. The information in this prospectus is complete and accurate as of its date, but the information may change after that date.


                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----

Risk Factors................................................................  2
Where You Can Find More Information.........................................  9
Incorporation of Certain Documents
  By Reference..............................................................  9
About Datatec Systems....................................................... 10
Use of Proceeds............................................................. 11
Selling Stockholders........................................................ 11
Transfer Agent.............................................................. 12
Plan of Distribution........................................................ 12
Legal Matters............................................................... 14
Experts..................................................................... 14




                                   ----------


================================================================================




================================================================================


                              DATATEC SYSTEMS, INC.


                         533,334 Shares of Common Stock






                                   ----------

                                   PROSPECTUS

                                   ----------




                                    [ ], 1999


================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

         ITEM 14.          Other Expenses of Issuance and Distribution.
         --------          --------------------------------------------

                  The following table sets forth the various expenses which will be paid by us in connection with the securities being registered. With the exception of the SEC registration fee, all amounts shown are estimates.


SEC registration fee..........................................      $ 379.56
Nasdaq listing expenses.......................................      2,000.00
Legal fees and expenses (including Blue Sky)..................      4,000.00
Accounting Fees and Expenses..................................      1,000.00
Miscellaneous.................................................        620.44
                                                                      ------
         Total................................................     $8,000.00
                                                                    ========

ITEM 15.          Indemnification of Directors and Officers.
--------          ------------------------------------------

         The Certificate of Incorporation and the By-laws of the Registrant provides that the Registrant shall indemnify to the extent permitted by Delaware law any person whom it may indemnify thereunder, including directors, officers, employees and agents of the Registrant. Such indemnification (other than an order by a court) shall be made by the Registrant only upon a determination that indemnification is proper in the circumstances because the individual met the applicable standard of conduct. Advances for such indemnification may be made pending such determination. In addition, the Registrant's Certificate of Incorporation eliminates, to the extent permitted by Delaware law, personal liability of directors to the Registrant and its stockholders for monetary damages for breach of fiduciary duty as directors.

         The Registrant's authority to indemnify its directors and officers is governed by the provisions of Section 145 of the Delaware General Corporation Law, as follows:

(a) A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

(b) A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and
         (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

(d)      Any  indemnification  under  subsections  (a) and  (b) of this  section
         (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys' fees) incurred by an officer or director in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition or such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses incurred by former directors and officers and other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to the "corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had the power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to "other enterprises" shall include employee benefit plans, references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan, and references to "serving at the request of the corporation" shall include any service as a director, officer, employee, or agent with respect to any employee benefit plan, its participants or beneficiaries, and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of any employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)      The Court of Chancery is hereby vested with exclusive  jurisdiction  to hear and determine all actions for advancement of expenses or indemnification brought under this section, or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The

         Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).

         The Registrant has entered into Indemnification Agreements with each of its directors and officers whereby it has agreed to indemnify each director and officer from and against any and all expenses, losses, claims, damages and liability incurred by such director or officer for or as a result of action taken or not taken while such director was acting in his capacity as a director, officer, employee or agent of the Registrant.

Item 16.  Exhibits
--------  --------
         Exhibit No.
         -----------

        4 Specimen Certificate of the Registrant's Common Stock (incorporated by reference to the Registrant's registration statement on Form S-8, filed with the Commission on March 26, 1998).
        5 Opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP with respect to legality of the Common Stock.
     23.1 Consent of Olshan Grundman Frome Rosenzweig & Wolosky LLP, included in Exhibit No. 5.
     23.2  Consent of Arthur Andersen LLP, independent public accountants.
     24.1 Power of Attorney, included on the signature page to this Registration Statement.

Item 17.  Undertakings.
--------  -------------

         (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of an action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (b) The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (4) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (c) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Totowa, State of New Jersey on the 1st day of October 1999.

                                             DATATEC SYSTEMS, INC.

                                             By: /s/ Isaac J. Gaon
                                                 -----------------------
                                                 Isaac J. Gaon
                                                 Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints ISAAC J. GAON and JAMES M. CACI, his true and lawful attorney-in-fact, each acting alone, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting along, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

        Signature              Title                                 Date
        ---------              -----                                 ----

/s/ Christopher Carey
---------------------------   President and Director           October 1, 1999
Christopher Carey

/s/ Isaac J. Gaon
---------------------------   Chairman of the Board and Chief  October 1, 1999
Isaac J. Gaon                 Executive Officer (principal
                              executive officer)

/s/ Thomas Berry
---------------------------   Director                         October 1, 1999
Thomas Berry



---------------------------   Director                         October ___, 1999
Frank Brosens


/s/ Robert H. Friedman
---------------------------   Director                         October 1, 1999
Robert H. Friedman


---------------------------   Director                         October ___, 1999
David Milch


/s/ James M. Caci
---------------------------   Chief Financial Officer
James M. Caci                 (principal financial and         October 1, 1999
                              accounting officer)




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